Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “SPROTT ETF TRUST”, FILED IN THIS OFFICE ON THE THIRD DAY OF JANUARY, A.D. 2018, AT 12:32 O`CLOCK P.M.

6692397 8100 SR# 20180041120	Authentication: 201911900 Date: 01-03-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:32 PM 01103/2018

FILED 12:32 PM 01/0312018

SR 20180041120 - File Number 6692397

STATE OF DELAWARE

CERTIFICATE OF TRUST

This Certificate of Trust (this “Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the Trust is: Sprott ETF Trust.

2.	The name and address of the Registered Agent of the Trust in the State of Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

New Castle County

Wilmington, DE 19801

3.

Sprott ETF Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.

Notice is hereby given that Sprott ETF Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Sprott ETF Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Sprott ETF Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Sprott ETF Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Sprott ETF Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	The business of the Sprott ETF Trust will be managed in accordance with Sprott ETF Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

6.	This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Sprott ETF Trust, has executed this Certificate of Trust on this on this 2nd day of January, 2018.

John Ciampaglia, Sole Trustee

4845-8198-6905.1